Exhibit 10.3

Getty Investments L.L.C.
Mark Getty
The October 1993 Trust
The Options Settlement

5390 Kietzke Lane, Suite 202
Reno, Nevada 89511

January 6, 2025

Getty Images Holdings, Inc.
605 5th Avenue S.

Suite 400

Seattle, WA 98104

Re: Certain Transaction Matters

Ladies and Gentlemen:

WHEREAS, reference is made to (1) the Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Shutterstock, Inc., a Delaware corporation (the “Company”), Grammy HoldCo, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“HoldCo”), Grammy Merger Sub One, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo, Getty Images Holdings, Inc., a Delaware corporation (“Parent”), Grammy Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, and Grammy Merger Sub 3, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, (2) the Amended and Restated Registration Rights Agreement in the form attached as Exhibit A to the Merger Agreement (the “AR Registration Rights Agreement”), by and among [Parent] and the persons and entities identified on Schedule A thereto and (3) the Significant Stockholder Agreement, dated on or about the date hereof (the “Significant Stockholder Agreement”), by and among Parent, the undersigned (the “Getty Investors”) and certain other stockholders party thereto (the agreements listed in (1)-(3) as may be amended, modified or waived in accordance with their respective terms, collectively, the “Transaction Agreements”). Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement.

WHEREAS, the undersigned Getty Investors have indicated that they are prepared to execute a written consent approving the Parent Stock Issuance (the “Written Consent”).

WHEREAS, Parent, as an inducement to the Getty Investors to review the Transaction Agreements and to negotiate and enter into the Transaction Agreements to which the Getty Investors are party or are contemplated to be party and to consummate the transactions contemplated thereby, has agreed in accordance with the terms herein to reimburse the Getty Investors for their reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees) actually incurred in connection therewith pursuant to this letter agreement (this “Letter Agreement”, and together with the Transaction Agreements, the “Agreements”).

WHEREAS, as of the date hereof, the Getty Investors are the record and beneficial owner of, have the right to dispose of, and have the sole right to vote the number of shares of Parent Common Stock set forth opposite the undersigned’s names on Exhibit A hereto (together with any shares of Parent Common Stock subsequently acquired by the Getty Investors after the date hereof (provided that the Getty Investors acquire record and beneficial ownership of, and have the unilateral authority to vote, such shares of Parent Common Stock), the “Shares”).

NOW THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, Parent and the Getty Investors agree as follows:

1.             Reimbursement of Expenses. Parent agrees to reimburse the Getty Investors for the reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, legal fees) actually incurred by or on behalf of any member of the Getty Family Group (as defined below) from and after December 9, 2024 in connection with, arising from, and/or relating to (a) the transactions contemplated by the Agreements (including the Written Consent, the “Transactions”), including, without limitation, the evaluation and due diligence thereof, (b) the preparation, review, negotiation, documentation and/or execution of the Agreements, (c) any filings, notices, publications or disclosures required to be made by any member of the Getty Family Group, or required or otherwise made by Parent or the Company, in connection with the Transactions, including, without limitation, any press release, any proxy statement or prospectus or other filings with the Securities and Exchange Commission, but excluding any Regulatory Expenses (as defined below) or any Litigation Expenses (as defined below) (the costs, fees and expenses listed in clauses (a) through (c), but excluding any Regulatory Expenses and Litigation Expenses, the “Transaction Expenses”), (d) any antitrust or other regulatory filings or approvals in connection with the Transactions, including, without limitation, any disclosures to any Applicable Governmental Entity (as defined below) or otherwise cooperating with any filings or approvals under any Regulatory Laws (the costs, fees, and expenses listed in this clause (d), the “Regulatory Expenses”), and (e) any Transaction Litigation or any other actual or threatened Proceeding involving any of the Getty Investors, their Affiliates (as defined in the Significant Stockholder Agreement) or any of their respective directors, officers, employees, trustees, partners, members, equity holders or beneficiaries (collectively, the “Getty Family Group”) in connection with, arising from or relating to the Agreements or Transactions (the costs, fees and expenses listed in this clause (e), the “Litigation Expenses”, and together with the Transaction Expenses and the Regulatory Expenses, the “Reimbursable Expenses”). Parent shall pay such Reimbursable Expenses to the Getty Investors in cash or immediately available funds within forty five (45) days following the receipt by Parent of a reasonably detailed invoice for such expenses; provided, however, that no such invoice may be delivered by the Getty Investors to Parent for reimbursement prior to the earlier of (i) the Company Stockholder Meeting, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) the date Parent notifies the Getty Investors that it has abandoned the Transactions (without regard to whether the Merger Agreement has been executed or not); provided, further, that Parent’s reimbursement obligations with respect to the Transaction Expenses shall not exceed, in the aggregate (among all Getty Investors), $400,000 without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

2.             Non-Exclusive Rights. The rights of expense reimbursement as provided by this Letter Agreement shall not be deemed exclusive of, invalidate, limit or restrict, any other rights (including, without limitation, rights to indemnification and advancement or reimbursement of expenses and costs) to which any of member of the Getty Family Group, including, without limitation, any designee of the Getty Investors currently serving as a director of Parent, may at any time be entitled under applicable Law, Parent’s Certificate of Incorporation, Parent’s Bylaws, any written agreement, a vote of Parent’s stockholders, a resolution of Parent’s directors or otherwise.

3.             Further Actions. Prior to or at the Closing, each of the Getty Investors and Parent shall (a) cooperate and use reasonable best efforts to terminate the Existing Stockholders Agreement pursuant to Section 5.18 of the Merger Agreement and (b) execute the AR Registration Rights Agreement in substantially the same form as attached as Exhibit A to the Merger Agreement, and any other agreement to which a Getty Investor is contemplated to be a party and that is (i) reasonably required to effect the Transactions and the other transactions contemplated by the Merger Agreement and (ii) in a form reasonably acceptable to the Getty Investors.

4.             Documentation and Information.

(a)                Each of the Getty Investors shall not, and shall cause its controlled Affiliates not to, make any public announcement regarding this Letter Agreement, the Merger Agreement, the Transactions and the other transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as (i) such information has been publicly disclosed previously and provided the publication and disclosure by the Getty Investors or their controlled Affiliates is consistent with such previous public disclosure or (ii) may be required by applicable Law or applicable stock exchange rules (provided that, to the extent reasonably practicable and permitted by applicable Law, reasonable written notice of any such disclosure shall be provided to Parent, and the Getty Investors shall consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent (at Parent’s sole cost and expense) in obtaining confidential treatment with respect to such disclosure if requested by Parent). The Getty Investors consent to and authorize (and hereby agree that their controlled Affiliates consent to and authorize) the publication and disclosure by Parent and the Company of the Getty Investors’ and their controlled Affiliates’ identity and holding of Parent Common Stock, and the terms of this Letter Agreement (including the disclosure of this Letter Agreement), in any press release, the Proxy Statement/Prospectus and any other disclosure document required by applicable Law in connection with the Merger Agreement, the Transactions and the other transactions contemplated by the Merger Agreement and this Letter Agreement, and the Getty Investors acknowledge (and hereby agree that their controlled Affiliates acknowledge) that Parent and the Company may, to the extent required by applicable Law, file this Letter Agreement or a form hereof (or refer to the contents hereof) with the SEC or any other Governmental Entity or securities exchange; provided, however, prior to any such publication, disclosure or filing, the Getty Investors and their Representatives shall have a reasonable opportunity to review and comment on the same and such comments shall be considered in good faith by Parent and the Company.

(b)                The Getty Investors shall: (i) promptly provide the Company and Parent any information they may reasonably request for the preparation of any disclosure documents or regulatory filings described in Section 4(a), and the Getty Investors agree to, and to cause their controlled Affiliates to, promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Getty Investors or their controlled Affiliates specifically for use in any such disclosure document or regulatory filing, if and to the extent that any such information shall become false or misleading in any material respect; (ii) promptly provide, or cause to be provided, to any Governmental Entity whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Entity”), on a confidential basis (if permitted under applicable Law), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Getty Investors; and (iii) promptly provide, or cause to be provided, to any Applicable Governmental Entity, on a confidential basis (if permitted under applicable Law), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Getty Investors.

5.             Restrictions on Transfer.

(a)                Restrictions on Transfers. The Getty Investors hereby agree that, from the date hereof until the Expiration Time, the Getty Investors shall not, and shall cause their controlled Affiliates not to, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer (including by operation of Law) or dispose of any Shares or any voting or economic interest therein, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”); provided, however, that notwithstanding anything to the contrary in this Letter Agreement, a Transfer shall not include any Getty Family Permitted Encumbrance (as defined below); provided, further, a Transfer of any Shares upon a foreclosure under a Getty Family Permitted Encumbrance or the subsequent Transfer of Shares subject thereto shall constitute a Transfer. Notwithstanding the foregoing, this Section 5(a) shall not prohibit a Transfer of Shares by the Getty Investors (A) to any controlled Affiliate of the Getty Investors or to any Getty Family Affiliate (as defined below), (B) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Getty Investors, (C) for estate planning purposes, in each of clauses (A) - (C), so long as such transferee, prior to such Transfer, executes a joinder to this Letter Agreement, in a form reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed), pursuant to which such transferee agrees to become a party to this Letter Agreement and be subject to the restrictions and obligations applicable to the Getty Investors and otherwise become a party for all purposes of this Letter Agreement to the extent relating to such transferred Shares. Prior to the Expiration Time, any Transfer in violation of this Section 5(a) shall be null and void ab initio. For the purposes of Section 4 and this Section 5:

(i)	“Getty Family Affiliate” means (A) any trust the beneficiaries of which are all Getty Family Members (as defined below) and/or other persons described in clauses (B), (C) and (D) of this definition (each, a “Getty Trust”), (B) any Getty Family Member, (C) any other person with respect to which all of the outstanding Shares are owned beneficially and of record solely by Getty Family Members and/or Getty Trusts, (D) in the case of any Getty Family Member, any other person to whom Shares are transferred by the laws of descent and distribution if such Getty Family Member is intestate and (E) any other Affiliate of any Getty Investor or any Affiliate of any other person described in clauses (A) through (E) of this definition.

(ii)	“Getty Family Member” means any lineal descendant of J. Paul Getty (including children of any such lineal descendant by adoption and step-children) or the spouse of any such lineal descendent.

(iii)	“Getty Family Permitted Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien, deed of trust, security interest or other encumbrance granted by a Getty Family Member or a Getty Investor, in each case, solely as of or prior to the date of this Letter Agreement. For the avoidance of doubt, only such Shares that are (or if held by a Getty Family Member or a Getty Investor, in each case, as of the date hereof would be) subject to any such existing encumbrance as of the date of this Letter Agreement shall not constitute a Transfer (other than in the case of a foreclosure, which shall constitute a Transfer) and any further Transfer, including by the beneficiary of such encumbrance shall constitute a Transfer.

(iv)	“Expiration Time” means the earliest to occur of (A) the Effective Time, (B) the valid termination of the Merger Agreement in accordance with its terms, (C) the mutual written consent of Parent and the Getty Investors or (D) with respect to the Getty Investors, the time of any modification, waiver or amendment to any provision of the Merger Agreement that increase the amount, changes the form or type (or mix thereof) of, removes or reduces any restrictions or conditions on the Company stockholders’ right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable by or on behalf of Parent pursuant to the Merger Agreement as in effect on the date hereof (such time, the “Expiration Time”); provided, that this Section 5(a)(iv), Section 4, Section 8 and Section 9 shall, subject to their terms, survive the Expiration Time; provided, however, notwithstanding the foregoing, Section 4 shall (x) not survive the occurrence of the Expiration Time pursuant to Section 5(a)(iv)(B), Section 5(a)(iv)(C) or Section 5(a)(iv)(D) and (y) survive the occurrence of the Expiration Time pursuant to Section 5(a)(iv)(A) until the date that is the six (6) month anniversary of the Closing Date; provided, further, that no such termination or expiration shall relieve any party hereto from any liability for any Willful Breach of this Letter Agreement occurring prior to such termination; provided, further, that Sections 5(a)(iv)(D) will not be implicated solely as a result of the effectuation of the provisions of Section 2.2(a) (Proration) of the Merger Agreement.

(b)                Acquired Shares; Transferred Shares. Any Shares or other voting securities of Parent with respect to which beneficial ownership is acquired by the Getty Investors or any of their controlled Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise, exchange or conversion of any securities of Parent, if any, after the execution hereof shall automatically become subject to the terms of this Letter Agreement and shall become “Shares” for all purposes hereof.

6.             Certain Other Matters. Notwithstanding anything to the contrary set forth herein, in addition to any rights provided under Section 1 or Section 2 of this Letter Agreement, Parent hereby acknowledges and agrees that it will promptly upon demand therefore reimburse any member of the Getty Family Group for any out-of-pocket costs, fees and expenses (including, without limitation, legal fees) incurred in connection with the matter described as Alta Partners, et al. v. Getty Images Holdings, Inc. (S.D.N.Y. Cases Nos. 1:22-cv-08916, 1:23-cv-01074) or any matters or claims related to the same or similar facts (wherever and whenever brought or claimed) (including any such amounts incurred prior to the date hereof).

7.             Merger Agreement Amendment Restrictions. Without limiting the proviso set forth in the first sentence of Section 8.11 of the Merger Agreement as in effect on the date hereof, Parent shall not agree to any modification, waiver or amendment to any provision of the Merger Agreement that increase the amount, changes the form or type (or mix thereof) of, removes or reduces any restrictions or conditions on the Company stockholders’ right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable by or on behalf of Parent pursuant to the Merger Agreement as in effect on the date hereof, in each case, without the prior written consent of the Getty Investors.

8.             Specific Performance. The parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Letter Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall (a) be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (b) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (i) the other party has an adequate remedy at law (including monetary damages) or (ii) an award of specific enforcement is not an appropriate remedy for any reason at law or equity, and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Letter Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.             General. This Letter Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Letter Agreement and any claim, controversy or dispute regarding the terms of this Letter Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any principle of conflicts of law that could require the application of any other law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING REGARDING THE TERMS OF THIS LETTER AGREEMENT. This Letter Agreement may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif”) will be effective as delivery of a manually executed counterpart hereof. This Letter Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each of the parties hereto (a) submits to the exclusive jurisdiction and venue of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any proceeding arising out of or relating to this Letter Agreement, (b) agrees that all claims in respect of the proceeding shall be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Letter Agreement in any other courts.

[SIGNATURE PAGE FOLLOWS]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Letter Agreement, whereupon it will become a binding agreement upon our receipt.

Very truly yours,

GETTY INVESTORS:

GETTY INVESTMENTS L.L.C.

By:	/s/ Jan Moehl
Name: Jan Moehl
Title: Authorized Officer

By:	/s/ Mark Getty
MARK GETTY

THE OCTOBER 1993 TRUST
R&H Trust Co (Jersey) Limited, as Trustee

By:	/s/ Zoe Anderson
Name: Zoe Anderson
Title: Director

THE OPTIONS SETTLEMENT
R&H Trust Co (Jersey) Limited, as Trustee

By:	/s/ Zoe Anderson
Name: Zoe Anderson
Title: Director

[Signature Page to Reimbursement of Expenses Letter Agreement]

ACCEPTED AND AGREED as of
the date first written above by the undersigned,
thereunto duly authorized

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
Name: Kjelti Kellough
Title: Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Reimbursement of Expenses Letter Agreement]

EXHIBIT A

Stockholder Name and Address	Number of Shares
Getty Investments L.L.C. 5390 Kietzke Lane, Suite 202 Reno, Nevada 89511 Attn: Adam Small Jeremiah J. Sullivan Email: admin@suttonpl.com	178,026,504
Mark Getty 5390 Kietzke Lane, Suite 202 Reno, Nevada 89511 Attn: Adam Small Jeremiah J. Sullivan Email: admin@suttonpl.com	7,794,004
The October 1993 Trust 5390 Kietzke Lane, Suite 202 Reno, Nevada 89511 Attn: Adam Small Jeremiah J. Sullivan Email: admin@suttonpl.com	5,089,413
The Options Settlement 5390 Kietzke Lane, Suite 202 Reno, Nevada 89511 Attn: Adam Small Jeremiah J. Sullivan Email: admin@suttonpl.com	464,085